Exhibit 99.1

Willis to Acquire Coyle Hamilton, Market Leader in Ireland

    LONDON & NEW YORK--(BUSINESS WIRE)--June 23, 2004--Willis Group Holdings (NYSE:WSH), the global insurance broker, today announces that it has reached agreement in principle to acquire a majority shareholding in Coyle Hamilton, the Republic of Ireland's largest privately owned insurance broker, and will acquire the remaining interest over the next several years.
    The transaction is subject to shareholder approval and securing the necessary regulatory approvals. Terms are not disclosed.
    Coyle Hamilton has annualized revenue of approximately EUR 50 million ($60 million). Established over 100 years ago and with offices in Dublin, Limerick, Cork, Belfast and London, its approximately 500 employees serve a broad range of multinational, corporate and personal clients.
    The new Republic of Ireland enterprise will be called Coyle Hamilton Willis. The combined operation will have leading positions in insurance broking, employee benefits, reinsurance broking and risk management.
    Following the transaction's conclusion, Willis' existing business in the Republic of Ireland will be integrated within Coyle Hamilton Willis. The businesses of Coyle Hamilton in Belfast and London will be integrated with the businesses of Willis in those markets.
    Joe Plumeri, Chairman and CEO of Willis, said: "I'm delighted to welcome the Coyle Hamilton team to Willis. As a Group, we have major growth plans and Coyle Hamilton, with its strong local market positions, excellent reputation for client service and highly professional and experienced workforce will play a significant role in helping us realize our ambitions.
    "This acquisition is consistent with our growth strategy to secure leadership positions in key markets and reflects the Willis Model of combining access to global resources with local expertise and close client relationships."
    Hugh Governey, Chief Executive of Coyle Hamilton, said: "The insurance, reinsurance and benefits consulting businesses have become increasingly global over the past decade. This transaction will enable the businesses of Coyle Hamilton and Willis to offer a significantly enhanced range of services and resources to our clients. We do not believe we could have found a more attractive global partner than Willis which has enjoyed exceptional success and growth in recent years."
    Ken Mahony, Chief Executive of Willis in the Republic of Ireland, said: "We have always held the Coyle Hamilton team in the highest regard and we are very pleased to be joining forces with them. The creation of Coyle Hamilton Willis is great news for both the new company's clients and its employees."
    Hugh Governey will lead the new Coyle Hamilton Willis business in the Republic of Ireland and Jim Halliday, Chief Executive of Willis Northern Ireland, will lead the combined Northern Ireland business. Other appointments and detailed management structures will be advised as soon as these are established as part of the integration process.

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 80 countries, its global team of 14,500 Associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com.

    CONTACT: Willis Group Holdings
             Investors:
             Kerry Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
             or
             Media:
             Nick Jones, 44-20-7488-8190
             jonesnr@willis.com
             or
             Dan Prince, 212-837-0806
             prince_da@willis.com